Exhibit 10.3
RETENTION AGREEMENT

This Retention Agreement (“Agreement”) is entered into by and between Norfolk Southern Corporation (“Company” or “NS”) and Ann A. Adams (“Employee” or “I”).

WITNESSETH:

WHEREAS, Employee and Company agree that (1) a Good Reason event under the Norfolk Southern Executive Severance Plan (“Severance Plan”) will occur effective as of March 16, 2024 (“Effective Date”) as a result of a sustained and material reduction of Employee’s current job title and responsibilities; (2) the Company does not intend to remedy the Good Reason event; (3) the Good Reason event would constitute a Qualifying Termination pursuant to Section 4.4 of the Severance Plan; and (4) as a result of the Qualifying Termination which Employee would be eligible to receive certain severance benefits under Section 4 of the Severance Plan, provided that she execute a Separation Agreement in the form provided under the Severance Plan;

WHEREAS, Employee has specialized skills all of which are especially valuable to NS, NS desires for Employee to remain an active employee for a period of time, and Employee is willing to remain so employed, and both Parties desire to preserve Employee’s right for a Qualifying Termination under the Severance Plan;

WHEREAS, in consideration of Employee entering into this Agreement and for fulfilling its terms, NS agrees that the 90-day period for providing written notice of a Good Reason event is waived and that Employee can elect the Qualifying Termination at any time between the Effective Date of this agreement and July 31, 2025 (the “Expiration Date”), unless employment is earlier terminated as provided in this Agreement, although it is the intent of NS that she remain employed until July 31, 2025;

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

The foregoing WHEREAS clauses are incorporated and made a part of this Agreement.

1.Services: Employee agrees that, for the period commencing on the Effective Date and ending on the earlier of the date on which Employee exercises her current right for a Qualifying Termination or the Expiration Date, she will remain in full-time active employment with NS to assist in the transition of her prior responsibilities, to assist in the transition to new leadership in the Human Resources department, to assist in the transition to new leadership in the Information Technology department, to provide consultation and evaluation with respect to the Company’s organization structure, to support on-going and pending litigation involving the Company, to assist with the formulation and implementation of the Company’s strategic plans regarding the upcoming round of national labor negotiations beginning in 2025 and to perform such other duties and responsibilities consistent with her skills and experience as specified by the Company’s Chief Executive Officer.

2.Termination Benefits: At all times, Employee will continue to be covered by the Severance Plan and eligible to receive certain severance benefits under the Severance Plan and, at any time, can exercise her current right to a Qualifying Termination (provided that she executes the Separation Agreement attached as Appendix A).

3.Miscellaneous Other Terms:

A.I acknowledge that I was advised to consult with an attorney of my choice (at my expense) before I sign this Agreement. Company will rely on my signature on this Agreement as my representation that I have read this Agreement carefully before signing it, and that I have a full and complete understanding of its terms.

B.The language of all parts of this Agreement shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties. To the extent there are any ambiguities in the terms of this Agreement, those ambiguities shall not be construed against one party or the other.

C.This Agreement shall be governed by and interpreted in accordance with the laws of the State of Georgia without regard to Georgia’s choice of law rules. Employee consents to the personal jurisdiction of the federal and/or state courts serving the State of Georgia and waives any defenses of forum non conveniens. The parties agree that any and all initial judicial actions instituted under this Agreement or relating to its enforceability shall only be brought in the United States District Court for the Northern District of Georgia, Atlanta Division, or the Georgia State-wide Business Court, regardless of the place of Employee’s residence or work location at the time of such action.

D.Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms or provisions shall not be effected thereby, and said illegal, unenforceable, or invalid part, term or provision shall be deemed not to be a part of this Agreement.

E.This Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior agreements or understandings, written or oral, between the parties hereto pertaining to the subject matter hereof.

Norfolk Southern Corporation

By: ___ Ann A. Adams________________

___/s/ Ann A. Adams__________________
(Employee Signature – DO NOT PRINT)

__January 29, 2024____________________
Date Signed

Appendix A

SEPARATION AGREEMENT

This Separation Agreement (“Agreement” or “Release”) is entered into by and between Norfolk Southern Corporation (“Company”) and Ann A. Adams (“Executive” or “I”).

WITNESSETH:

WHEREAS, Executive is an at-will employee and as such, Executive’s employment can be terminated at any time.

WHEREAS, Executive will be separated by the Company effective ___________ (“Separation Date”) for reasons unrelated to sexual harassment or sexual abuse, as a result of which Executive would be eligible to receive certain severance benefits under the Norfolk Southern Executive Severance Plan (“Severance Plan”), and desires to receive the benefits under the Executive Severance Plan and to relinquish and waive any rights and benefits provided under the NS Severance Pay Plan;

WHEREAS, a condition to receipt of benefits under the Severance Plan is for the Executive to execute a Settlement Agreement and Release satisfactory to the Company;

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

The foregoing WHEREAS clauses are incorporated and made a part of this Agreement.

1. Separation of Employment.
A. I understand that my employment with Company shall terminate or was terminated effective as of the above-referenced Separation Date.

B. I understand that Company has paid or will timely pay me, in accordance with its normal payroll and other procedures, for: (i) my work from the date this Release was received through the Separation Date; (ii) my properly reported and reimbursable business expenses that remain unpaid, provided that I submit any such claims for reimbursement together with this Release; and (iii) my accrued but unused vacation for the current year, less all required tax withholdings and other deductions.

C. I understand that, for benefit plans governed by the Employee Retirement Income Security Act of 1974 (ERISA), benefits following the Separation Date, if any, will be determined in accordance with the terms of the applicable plan or other governing documents.

D. I understand that the foregoing payments and benefits, other than benefits provided under the Severance Plan, have been or will be provided to me regardless of whether I sign or revoke this Release.

2. Payment and Other Benefits.
I acknowledge that, in consideration for signing this Release within 21 days after I receive it and provided that I do not revoke the Release during the seven-day revocation period described in Section 8, I will receive the following:

A. Payment in the gross amount of $1,250,000, equal to two (2) times Executive’s base salary on March 15, 2024, paid in a lump sum.

B. Payment in the gross amount of (1) $117,773.45 for the Bonus portion of the severance benefit under the Severance Plan or, if greater, (2) the accrued annual incentive as of the Separation Date, calculated based on Executive’s target annual incentive for such year if that is a greater amount; provided, however, that if my Separation Date is on or after the date on which a deferral election under the Norfolk Southern Corporation Executives’ Deferred Compensation Plan (“EDCP”) becomes irrevocable (generally July 1), any portion of my Bonus for which I had made an election to defer under the EDCP will be paid under the terms of the EDCP and not under the Severance Plan.

C. Option #1 is “Payment in a gross amount equal to the value of any stock options outstanding as of the Separation Date calculated and paid in accordance with Section 4.2(a) of the Severance Plan,” or Option #2 in the event that the Executive is entitled to continued or accelerated vesting of stock options in accordance with the terms of the Norfolk Southern Long-Term Incentive Plan is “In accordance with Sections 4.2(a)-(b) of the Severance Plan, I will be entitled to continued or accelerated vesting of stock options in accordance with the terms of the Norfolk Southern Long-Term Incentive Plan and shall not be entitled to the payout of equity awards.”

D. Payment in the gross amount of $36,000 for health coverage, paid in a lump sum.

E.    Payment in the gross amount of $30,000 for outplacement services, paid in a lump sum.

F. Option #1 is “Payment in a gross amount equal to the full value of any restricted stock units awards outstanding as of the Separation Date, calculated and paid in accordance with Section 4.2(a) of the Severance Plan.” or Option #2 in the event that the Executive is entitled to continued vesting of restricted stock units in accordance with the terms of the Norfolk Southern Long-Term Incentive Plan is “In accordance with Sections 4.2(a)-(b) of the Severance Plan, I will be entitled to continued vesting of restricted stock in accordance with the terms of the Norfolk Southern Long-Term Incentive Plan and shall not be entitled to the payout of equity awards.”

G. Option #1 is “Payment in a gross amount equal to the Pro-rated value of any Performance Share Units outstanding as of the Separation Date, calculated and paid in accordance with Section 4.2(a) of the Severance Plan.” or Option #2 in the event that the Executive is entitled to payout of performance share units based on the full performance period in accordance with the terms of the Norfolk Southern Long-Term Incentive Plan is “In accordance with Sections 4.2(a)-(b) of the Severance Plan, I will be entitled to payout of Performance Share Units based on the full performance period in accordance with the terms of the Norfolk Southern Long-Term Incentive Plan and shall not be entitled to the payout of equity awards.”

H. The payments provided in this Section 2A through 2E will be paid by direct deposit or, if not possible, by check sent by regular mail to my last known address, within 30 calendar days after the Separation Date, provided that the Company has received from me (and I have not revoked) this Release provided, however, that if I am a “specified employee” within the meaning of Section 409A, any payment that is subject to Section 409A that is to be made under this Agreement that would otherwise be paid within six months after my separation from service will instead be paid in the seventh month following my separation from service. All payments herenunder are conditioned upon the Separation Date constituting a “separation from service” within the meaning of Section 409A, as required under Section 4.3(b) of the Severance Plan. Each installment payment provided in Section 2F and Section 2G will be paid by direct deposit or, if not possible, by check sent by regular mail to my last known address at the time provided in the underlying restricted stock unit award or following the conclusion of the Performance Cycle. All payments made under this Section 2 shall be net of all taxes, withholdings and any other amount required by law to be withheld from such payments. Furthermore, debts owed to the Company may also be deducted from the payments, subject to applicable law.

3. Release of Company.

In consideration of the Payment and Benefits provided for in Section 2:

A.On behalf of myself and my heirs and personal representatives, I hereby surrender any right to employment with Company and its predecessors, successors, and assigns, as well as its subsidiaries, affiliates, and parents (cumulatively referred to as the “Affiliates”), and release and forever discharge Company and the Affiliates, and their respective past, present and future partners, principals, managers, directors, officers, employees, agents, attorneys, employee benefit plans, trustees and all others acting in concert with them, from any and all claims, actions, suits, proceedings, complaints, causes of action, grievances, debts, costs and expenses (including attorney’s fees), at law or in equity, known or unknown, that I: (i) have or may have through the date I sign this Release, arising out of, based on, or relating in any way to any acts or omissions that occurred, in whole or in part, prior to the time that I sign this Release, including, but not limited to: claims for breach of any express or implied contract, wrongful termination, retaliation, defamation of character, personal injury, intentional or negligent infliction of emotional distress, discrimination or harassment based on race, religion, sex, age, color, handicap and/or disability, national origin, or any other protected class, and any other claim based on or related to my employment with Company or my departure therefrom, including but not limited to claims under ERISA, Title VII of the Civil Rights Act of 1964, Section 1981 of Title 42 of the United States Code, the Civil Rights Act of 1866, Executive Order 11246, the Equal Pay Act, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Family and Medical Leave Act, the Age Discrimination in Employment Act of 1967 (the “ADEA”), the Uniformed Services Employment and Reemployment Rights Act, the Occupational Safety and Health Act, the Federal Railroad Safety Act, the Federal Employers Liability Act, the Georgia Fair Employment Practices Act, the Georgia Equal Pay Act, the Georgia Equal Employment for People with Disabilities Code, the Georgia Prohibition of Age Discrimination in Employment Act, the Virginia Human Rights Act, and any other federal, state or local statute or regulation, all as amended; and (ii) have or may have at any time before or after I sign this Release arising under, based on, or related to the Worker Adjustment and Retraining Notification Act. Nothing in this Release is intended to or shall be construed as an admission by Company or any of its Affiliates that any of them violated any law, interfered with any right, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to me or otherwise. Company and its Affiliates expressly deny any such illegal or wrongful conduct.

B.I do not waive, nor has Company asked me to waive, any rights or claims that cannot be released by law, such as any vested retirement benefits that I may have, my right to receive an award from a Government Agency under its whistleblower program for reporting in good faith a possible violation of law to such Government Agency, any recovery to which I may be entitled pursuant to workers’ compensation and unemployment insurance laws, or my right to challenge the validity of this Release under the ADEA. For purposes of this Agreement, “Government Agency” means the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other self-regulatory organization or any other federal, state or local governmental agency or commission.

C.I agree that I will not provide any information, advice, or services to, and will not serve as a consulting or testifying expert witness for, any person, law firm, or entity in connection with any claim of any type or nature by that person, law firm, or entity against the Company or any of the Affiliates. Notwithstanding the foregoing, this Release does not and is not intended to prevent, restrict, or otherwise interfere with my right to: (i) provide information to any appropriate federal, state, or local governmental agency or court, including the Securities and Exchange Commission (“SEC”); (ii) file a charge with, testify, assist, participate in, or cooperate with the investigation of any charge or complaint pending before or being investigated by such Governmental Agency or court, or make any disclosures that are protected under the whistleblower provisions of federal law or regulation; (iii) receive a monetary award from the SEC related to my participation in an SEC investigation or proceeding; (iv) report a violation of any U.S. federal, state, or local law or regulation, or to otherwise make truthful statements or disclosures regarding unlawful employment practices, without notice to or authorization of the Company; or (v) enforce this Agreement.

4. Participant’s Covenants.
In consideration of the Payment and other benefits provided for in Section 2, I also covenant and agree that:

A.Confidentiality of Release.

Subject to Section 3(C) above, I shall hold this Release confidential, and not disclose its terms to anyone, except for my immediate family, legal counsel, and tax advisor, and that I will inform them of this confidentiality provision upon any such disclosure. I understand that this confidentiality provision is a material provision of this Release.

B.Confidentiality of Company Information.

Executive covenants and agrees that any confidential or proprietary information and any corporate policies, procedures and documents acquired by Executive during her employment with the Company is the exclusive property of the Company, and Executive acknowledges that she has no ownership interest or right of any kind to said property. Except as otherwise required by law, Executive agrees that she will not use or directly or indirectly, disclose or divulge to any unauthorized party for her own benefit or to the detriment of the Company, any such information that she may have acquired during her employment with the Company, whether or not developed or compiled by the Company and whether or not Executive was authorized to have access to such information. Executive covenants that she has returned all such information (as referenced in this section B) to the Company.

Executive further covenants that she will not disclose any trade secrets, customer lists, vendor and contractor rates, designs, information regarding product development, names of vendors and contractors, phone numbers or contact information of vendors and contractors, operating plans, strategic plans, marketing plans, sales plans, projected acquisitions or dispositions of properties, assets, or management agreements, management organization information (including data and other information relating to members of the Board and management), operating policies or manuals, business plans, purchasing agreements, financial records, or other financial, commercial, business or technical information relating to Company or any of the Affiliates or information designated as confidential or proprietary that Company or any of the Affiliates may receive belonging to suppliers, customers, or others who do business with Company or any of the Affiliates.

Notwithstanding the foregoing, this Release does not prohibit me from: (i) providing truthful testimony in response to compulsory legal process; (ii) participating in any government investigation; (iii) providing truthful statements in conjunction with any claim permitted to be brought by the employee; or (iv) providing information to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency. I am further notified that, under the Defend Trade Secrets Act (specifically, 18 U.S.C. § 1833), I may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state or local governmental official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law.

C.Non-Disparagement Clause.

Subject to Section 3(C) above, I shall not make any disparaging comments, whether oral or written, regarding Company, its officers, directors, employees, agents, leadership, partners, owners, stockholders, predecessors, successors, assigns or any of the Affiliates and their respective agents, directors, officers, employees, representatives or attorneys. Such disparaging comments include, but are not limited to, comments containing false or misleading information, or potentially having the effect of damaging the reputation of Company or its leadership.

D.Cooperation.
I agree that I will fully cooperate and assist in the transition of my work, files, and pending matters to other Company representatives as directed by Company. In addition, I will at all times, both before and after termination of employment, (a) provide reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) that relates to events occurring during my employment with the Company, provided that such cooperation does not materially interfere with my then current employment, and (b) cooperate with the Company in executing and delivering documents requested by the Company, and taking any other actions, that are necessary or requested by the Company to assist the Company in patenting, copyrighting, or registering any programs, ideas, inventions, discoveries, patented or copyrighted material, or trademarks, and to vest title thereto in the Company.

E.Non-Compete.

I will not seek or accept employment with, or provide services to or on behalf of (including, but not limited to, as a consultant, independent contractor, director, owner, partner, joint venturer, or employee), a direct competitor of the Company for one (1) year from my Separation Date, unless I seek a waiver from the Chief Executive Officer of the Company, and the waiver is granted in writing.

For this purpose, a “direct competitor of the Company” is (i) any North American Class I freight rail carrier (including, without limitation, a holding or other company that controls or operates, or is controlled by or under common control with, any North American Class I rail carrier), or (ii) any short line or other rail carrier that is competing with the Company in North American markets in which the Company competes.

F.  Remedies with Respect to Covenants.
I understand and agree that if I breach or threaten to breach the covenants and obligations contained in Section 4 of this Release, Company shall be entitled to the following remedies, which shall be cumulative and are not mutually exclusive:

i.I acknowledge and agree that my covenants and obligations with respect to Section 4 of this Release relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause Company irreparable injury for which adequate remedies are not available at law. Therefore, I understand and agree that if I breach or threaten to breach the covenants and obligations of Section 4 of this Release, in any respect, Company shall be entitled to an injunction, restraining order or other equitable relief (without the requirement to post bond) to restrain such breach or threatened breach or otherwise specifically enforce the covenants and obligations set forth therein.

ii.I acknowledge and agree that the damages resulting from my breach of the covenants and obligations contained in Section 4 of this Release would be uncertain and difficult to ascertain.

5. Company Property.
As soon as practicable, but in no event later than the Separation Date, I shall return to Company: (A) any and all business equipment, credit cards, and other Company property made available for my use while an employee of Company; and (B) any files, data, or other copies of information (whether in hard copy or in electronic form) pertaining to Company or any of the Affiliates, or the business or operation thereof.

6. Agreement Not To Seek Reemployment.
In consideration of the Payment and Benefits provided for in Section 2, I further agree that I will not reapply for work with Company or the Affiliates. I understand that if I apply for work with Company or the Affiliates, Company or the Affiliates will have the right to refuse to hire, rehire or otherwise engage me. I further agree that it will not constitute discrimination or retaliation if, in the future, Company declines to hire me or terminates me after inadvertently hiring, reinstating or engaging me.

7. Miscellaneous Other Terms.
A. I acknowledge that in executing this Release, I do not rely, and have not relied, upon any representation or statement made by Company, any of the Affiliates, or by any of its employees or representatives with regard to the subject matter hereof, other than documents specifically referenced in this Release.

B. I acknowledge that I was advised to consult with an attorney of my choice (at my expense) before I sign this Release. Company will rely on my signature on this Agreement as my representation that I have read this Release carefully before signing it, and that I have a full and complete understanding of its terms.

C. The language of all parts of this Release shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties. To the extent there are any ambiguities in the terms of this Release, those ambiguities shall not be construed against one party or the other.

F.This Agreement shall be governed by and interpreted in accordance with the laws of the State of Georgia without regard to Georgia’s choice of law rules. Executive consents to the personal jurisdiction of the federal and/or state courts serving the State of Georgia and waives any defenses of forum non conveniens. The parties agree that any and all initial judicial actions instituted under this Agreement or relating to its enforceability shall only be brought in the United States District Court for the Northern District of Georgia, Atlanta Division, or the Georgia State-wide Business Court, regardless of the place of Executive’s residence or work location at the time of such action.

G.Should any provision of this Release be declared or be determined by any court of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms or provisions shall not be effected thereby, and said illegal, unenforceable, or invalid part, term or provision shall be deemed not to be a part of this Agreement.

H.This Release sets forth the entire agreement between the parties hereto and fully supersedes any and all prior agreements or understandings, written or oral, between the parties hereto pertaining to the subject matter hereof.

G. I agree that Company’s provision of the Payment and Benefits provided for in Section 2 does not constitute an acknowledgement that I have complied with this Release. I understand that Company specifically reserves the right to pursue legal remedies against me arising out of my noncompliance with this Agreement.

H. I represent and warrant that I have not incurred a work-related injury or occupational disease and that I am not suffering from any work-related injuries or occupational diseases and I further warrant that I am competent to execute this Release.

I. Section 409A Compliance. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), or an exemption or exclusion therefrom and, with respect to amounts that are subject to Code Section 409A, it is intended that this Agreement be administered in all respects in accordance with Code Section 409A. Each payment under this Agreement that constitutes nonqualified deferred compensation subject to Code Section 409A shall be treated as a separate payment for purposes of Code Section 409A. In no event may Executive (or Executive’s estate, in the event of Executive’s death), directly or indirectly, designate the taxable year of any payment to be made under the Agreement.

8. Time Limits, Revocation, and Effective Date.
A. I acknowledge and agree that I received this Release on ___________. I understand that I will have twenty-one (21) days from the date I received this Release to consider its terms. I am hereby advised by the Company to consult with my personal legal counsel before signing the Release. Any changes to this Release during that period, whether material or not, will not extend the 21-day period. If I sign this Release, I may still revoke my acceptance of the Release for up to seven (7) days after I sign it, by notifying Company in writing before the expiration of that seven-day period. If I decide to revoke the Release, the written revocation notice should be sent by email (with delivery confirmation notification) to Nabanita Nag at Nabanita.Nag@nscorp.com, with a copy to Jason Morris at Jason.Morris2@nscorp.com.

B. If not revoked, this Release will become effective on the eighth day after I sign it (“Effective Date”). If I do not sign this Release within the 21-day period, or if I timely revoke this Release during the seven-day revocation period, this Release will not become effective and I will not be entitled to the Payment and Benefits provided for in Section 2.

Norfolk Southern Corporation
By: ____________________________

____________________________________
(Executive Signature – DO NOT PRINT)

________________________________
Date Signed